Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Class A Common Stock
(including the Associated Series A Junior Participating Preferred Stock Purchase Rights)
of
VistaCare, Inc.
at
$8.60 Net Per Share in Cash
by
OHC Investment, Inc.
a wholly-owned subsidiary of
Odyssey HealthCare Holding Company
a wholly-owned subsidiary of
Odyssey HealthCare, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 27, 2008, UNLESS THE OFFER IS EXTENDED.

January 30, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 30, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”) in connection with the offer by OHC Investment, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Odyssey HealthCare Holding Company (“Parent”), which is a wholly-owned subsidiary of Odyssey HealthCare, Inc. (“Odyssey”), to purchase all the outstanding shares of class A common stock, par value $0.01 per share (including the associated Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement, dated as of August 18, 2004, as amended, between VistaCare, Inc., a Delaware corporation (“VistaCare”), and Computershare Trust Company, N.A., formerly known as Equiserve Trust Company, N.A., the “Shares”), of VistaCare at a price of $8.60 per share net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

The purpose of the Offer and the associated second step merger is for Odyssey, through Parent and Purchaser, to acquire control of, and the entire equity interest in, VistaCare. Purchaser has commenced the Offer as the first step in its plan to acquire all the outstanding Shares, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into VistaCare and VistaCare will be the surviving corporation (the “Merger”). Pursuant to the Merger, Parent will acquire all of the Shares not purchased pursuant to the Offer. Stockholders of VistaCare who sell their Shares in the Offer will cease to have any equity interest in VistaCare or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will thereafter have no further equity interest in VistaCare. If Purchaser purchases a majority of the Shares pursuant to the Offer, Parent will then be entitled to designate a pro rata amount of the directors of VistaCare’s Board of Directors subject to certain conditions.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1. The offer price is $8.60 per share, net to you in cash without interest.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on February 27, 2008, unless the Offer is extended.

4. The Offer is conditioned upon a number of conditions as set forth in the Offer to Purchase and the Letter of Transmittal.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

6. According to VistaCare’s public filings, VistaCare’s Board of Directors unanimously recommends that holders of Shares accept the Offer, tender their Shares into the Offer, and, to the extent required by the General Corporation Law of the State of Delaware, approve the Merger and adopt the Agreement and Plan of Merger, dated as of January 15, 2008, by and among Parent, Purchaser and VistaCare.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter hereof. Your instructions must be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Class A Common Stock
(including the Associated Series A Junior Participating Preferred Stock Purchase Rights)
of
VistaCare, Inc.
at
$8.60 Net Per Share in Cash
by
OHC Investment, Inc.
a wholly-owned subsidiary of
Odyssey HealthCare Holding Company
a wholly-owned subsidiary of
Odyssey HealthCare, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 30, 2008, and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”) in connection with the offer by OHC Investment, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Odyssey HealthCare Holding Company, which is a wholly-owned subsidiary of Odyssey HealthCare, Inc., to purchase all the outstanding shares of class A common stock, par value $0.01 per share (including the associated Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement, dated as of August 18, 2004, as amended, between VistaCare, Inc., a Delaware corporation (“VistaCare”), and Computershare Trust Company, N.A., formerly known as Equiserve Trust Company, N.A., the “Shares”), of VistaCare at a price of $8.60 per share net to the seller in cash (subject to applicable withholding taxes), without interest thereon., as specified by the undersigned, upon the terms and subject to the conditions of the Offer.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Number of Shares to be Tendered:	SIGN HERE:

Shares* Dated: , 2008	Signature(s)
Name:
Address:

(Zip Code)

Social Security or Taxpayer ID No.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.